UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                         Ground Round Restaurants, Inc.
         ---------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    399427103
                          -----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 2 of 21 pages

-------------------                                           ------------------
CUSIP No. 399427103                   13G                     Page 2 of 21 Pages
-------------------                                           ------------------



--------------------------------------------------------------------------------
1.          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              President and Fellows of Harvard College
--------------------------------------------------------------------------------
                                                               (a)           [X]
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (b)           [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY

--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Massachusetts
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER
  NUMBER OF                     0 shares
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6.   SHARED VOTING POWER
  OWNED BY                       ----
    EACH           -------------------------------------------------------------
 REPORTING         7.   SOLE DISPOSITIVE POWER
  PERSON                         0 shares
   WITH            -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER
                                 ----
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       0 shares
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
            CERTAIN SHARES*

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       0%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*
                       EP
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 21 pages

-------------------                                           ------------------
CUSIP No. 399427103                   13G                     Page 3 of 21 Pages
-------------------                                           ------------------



--------------------------------------------------------------------------------
1.          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Harvard Yenching Institute

--------------------------------------------------------------------------------
                                                               (a)           [X]
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (b)           [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY

--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Massachusetts
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER
  NUMBER OF                     0 shares
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6.   SHARED VOTING POWER
  OWNED BY                       ----
    EACH           -------------------------------------------------------------
 REPORTING         7.   SOLE DISPOSITIVE POWER
  PERSON                         0 shares
   WITH            -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER
                                 ----
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       0 shares
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
            CERTAIN SHARES*

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       0%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*
                       EP
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 21 Pages

                                  SCHEDULE 13G
                                  ------------


Item 1(a)   Name of Issuer:
                 Ground Round Restaurants, Inc.

     1(b)   Address of Issuer's Principal Executive Offices:
                 35 Braintree Hill Office Park
                 Braintree, MA 02184

Item 2(a)   Name of Person Filing:
                 (i)  President and Fellows of Harvard College ("P&F")

                 (ii) Harvard Yenching Institute ("HYI")

     2(b)   Address of Principal Business Office or, if none, Residence:
                 (i)  P&F:  c/o Harvard Management Company, Inc.
                            600 Atlantic Avenue
                            Boston, MA  02210

                 (ii) HYI:  c/o Harvard Management Company, Inc.
                            600 Atlantic Avenue
                            Boston, MA  02210

      2(c)  Citizenship:
                 (i)  P&F:  Massachusetts
                 (ii) HYI:  Massachusetts

     2(d)   Title of Class of Securities:
                    Common Stock

     2(e)   CUSIP Number:
                    399427103

Item 3      If this statement is filed pursuant to Rules 13d-1(b),
                    or 13d-2(b): The entities filing are a Group in accordance with Rule 13d-1(b)(l)(ii)(H).

Item 4      Ownership:

     4(a)   Amount beneficially owned:
            (i)  P&F: 0 shares
            (ii) HYI: 0 shares

     4(b)   Percent of Class:
            (i)  P&F:  0%
            (ii) HYI:  0%


                               Page 4 of 21 Pages

     4(c)   Number of shares as to which such person has:
            (i)  sole power to vote or to direct the vote:
                 (i)  P&F:  0 shares
                 (ii) HYI:  0 shares

            (ii) shared power to vote or to direct the vote:
                             ---------

            (iii) sole power to dispose or to direct the disposition of:
                 (i)  P&F:  0 shares
                 (ii) HYI:  0 shares

            (iv) shared power to dispose or to direct the disposition of:
                             --------

Item 5      Ownership of Five Percent or Less of a Class:
                 This statement is being filed to report the fact that as of December 31, 1994 the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities.

Item 6      Ownership of More than Five Percent on Behalf of Another Person:
                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
            Company:
                    Not Applicable.

Item 8      Identification and Classification of Members of the Group:
                    See Exhibit A.

Item 9      Notice of Dissolution of Group:
                    Not Applicable.

Item 10     Certification:

            By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                               Page 5 of 21 Pages

3186842.01

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                        By:  /s/ Verne O. Sedlacek
                                           -------------------------------------
                                          Name:  Verne O. Sedlacek
                                          Title: Authorized Signatory


                                        HARVARD YENCHING INSTITUTE


                                        By:  /s/ Verne O. Sedlacek
                                           -------------------------------------
                                          Name:  Verne O. Sedlacek
                                          Title: Authorized Signatory

June 9, 1997


      Pursuant to Rule 101(a)(2)(ii) of regulation S-T, attached hereto as Exhibit B and Exhibit C to this Schedule 13-A is a copy of the initial Schedule 13-G and all amendments thereto.

                               Page 6 of 21 Pages

3186842.01

                                    Exhibit A
                                    ---------


Member of Group                                            Item 3 Classification
---------------                                            ---------------------

(1)   President and Fellows of Harvard College                     EP

(2)   Harvard Yenching Institute                                   EP


                               Page 7 of 21 Pages

3186842.01

                                                                       Exhibit B

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                            (Amendment No. ________)*


                         Ground Round Restaurants, Inc.
        ----------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    399427103
                          -----------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


3203070.03

-------------------                                           ------------------
CUSIP No. 399427103                    13G                    Page 9 of 21 Pages
-------------------                                           ------------------



--------------------------------------------------------------------------------
1.          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              President and Fellows of Harvard College
--------------------------------------------------------------------------------
                                                               (a)           [X]
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (b)           [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY

--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Massachusetts
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER
  NUMBER OF                     587,048 shares
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6.   SHARED VOTING POWER
  OWNED BY                       ----
    EACH           -------------------------------------------------------------
 REPORTING         7.   SOLE DISPOSITIVE POWER
  PERSON                         587,048 shares
   WITH            -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER
                                 ----
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       587,048 shares
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
            CERTAIN SHARES*

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       5.3%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*
                       EP
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 21 Pages

-------------------                                          -------------------
CUSIP No. 399427103                   13G                    Page 10 of 21 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
1.          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Harvard Yenching Institute

--------------------------------------------------------------------------------
                                                               (a)           [X]
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (b)           [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY

--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Massachusetts
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER
  NUMBER OF                     13,552 shares
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6.   SHARED VOTING POWER
  OWNED BY                       ----
    EACH           -------------------------------------------------------------
 REPORTING         7.   SOLE DISPOSITIVE POWER
  PERSON                         13,552 shares
   WITH            -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER
                                 ----
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       13,552 shares
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
            CERTAIN SHARES*

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       0.12%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*
                       EP
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 10 of 21 Pages

                                  SCHEDULE 13G
                                  ------------

Item 1(a)   Name of Issuer:
                      Ground Round Restaurants, Inc.

     1(b)   Address of Issuer's Principal Executive Offices:
                      35 Braintree Hill Office Park
                      Braintree, MA  02184

Item 2(a)   Name of Person Filing:
               (1) President and Fellows of Harvard College ("P & F")
               (2) Harvard Yenching Institute ("Yenching")

     2(b)   Address of Principal Business Office or, if none,
            Residence:
              (1)  President and Fellows of Harvard College
                        c/o Harvard Management Company, Inc.
                                 600 Atlantic Avenue
                                 Boston, Massachusetts 02210

              (2)  Harvard Yenching Institute
                             c/o Harvard Management Company, Inc.
                                 600 Atlantic Avenue
                                 Boston, Massachusetts 02210

     2(c)   Citizenship:
               (1) Massachusetts
               (2) Massachusetts

     2(d)   Title of Class of Securities:
                        Common Stock

     2(e)   CUSIP Number:
                        399427103

Item 3      If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
               The entities filing are a Group in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4(a)   Amount beneficially owned:
                 (1) By P & F:  587,048 shares
                 (2) By Yenching:  13,552 shares

     4(b)   Percent of Class:
                 (1) By P & F:  5.3%
                 (2) By Yenching:  0.12%

     4(c)   Number of shares as to which such person has:

            (i)  sole power to vote or to direct the vote:
                 (1) By P & F:  587,048 shares
                 (2) By Yenching:  13,552 shares

            (ii) shared power to vote or to direct the vote:
                 (1) By P & F:  --- shares

                               Page 11 of 21 Pages

3203070.03

                  (2) By Yenching:  --- shares

            (iii) sole power to dispose or to direct the disposition of:
                  (1) By P & F:  587,048 shares
                  (2) By Yenching:  13,552 shares


            (iv)  shared power to dispose or to direct the disposition of:
                  (1) By P & F:  --- shares
                  (2) By Yenching:  --- shares

Item 5      Ownership of Five Percent or less of a Class:
                  Not Applicable

Item 6      Ownership of more than Five Percent on behalf of another person:
                  Not Applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
            Company:
                  Not Applicable

Item 8      Identification and Classification of Members of the Group:
                  See Exhibit A attached hereto

Item 9      Notice of Dissolution of Group:
                  Not Applicable

Item 10     Certification:

            By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                               Page 12 of 21 Pages

3203070.03

      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                        PRESIDENT AND FELLOWS OF HARVARD COLLEGE



                                        By:  /s/ Verne O. Sedlacek
                                           -------------------------------------
                                          Name:  Verne O. Sedlacek
                                          Title: Authorized Signatory


                                        HARVARD YENCHING INSTITUTE



                                        By:  /s/ Verne O. Sedlacek
                                           -------------------------------------
                                          Name:  Verne O. Sedlacek
                                          Title: Authorized Signatory


February 10, 1993

                               Page 13 of 21 Pages

3203070.03

                                    Exhibit A
                                    ---------


      Member of Group                                     Item 3 Classification
      ---------------                                     ---------------------

(1)   President and Fellows of Harvard College                      EP
(2)   Harvard Yenching Institute                                    EP



                               Page 14 of 21 Pages

3203070.03

                                                                       Exhibit C

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                         Ground Round Restaurants, Inc.
        ----------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    399427103
                          -----------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securitie described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



3203070.03

-------------------                                          -------------------
CUSIP No. 399427103                   13G                    Page 16 of 21 Pages
-------------------                                          -------------------


--------------------------------------------------------------------------------
1.          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              President and Fellows of Harvard College
--------------------------------------------------------------------------------
                                                               (a)           [X]
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (b)           [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY

--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Massachusetts
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER
  NUMBER OF                     600,248 shares
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6.   SHARED VOTING POWER
  OWNED BY                       ----
    EACH           -------------------------------------------------------------
 REPORTING         7.   SOLE DISPOSITIVE POWER
  PERSON                         600,248 shares
   WITH            -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER
                                 ----
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       600,248 shares
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
            CERTAIN SHARES*

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       5.4%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*
                       EP
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 21 Pages

3203070.03

-------------------                                          -------------------
CUSIP No. 399427103                   13G                    Page 17 of 21 Pages
-------------------                                          -------------------


--------------------------------------------------------------------------------
1.          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Harvard Yenching Institute

--------------------------------------------------------------------------------
                                                               (a)           [X]
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (b)           [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY

--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Massachusetts
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER
  NUMBER OF                     18,452 shares
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6.   SHARED VOTING POWER
  OWNED BY                       ----
    EACH           -------------------------------------------------------------
 REPORTING         7.   SOLE DISPOSITIVE POWER
  PERSON                         18,452 shares
   WITH            -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER
                                 ----
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       18,452 shares
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
            CERTAIN SHARES*

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       0%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*
                       EP
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 17 of 21 Pages

3203070.03

                                  SCHEDULE 13G
                                  ------------
                                 Amendment No. 1

Item 1(a)   Name of Issuer:
                    Ground Round Restaurants, Inc.

     1(b)   Address of Issuer's Principal Executive Offices:
                    35 Braintree Hill Office Park
                    Braintree, MA  02184

Item 2(a)   Name of Person Filing:
            (1) President and Fellows of Harvard College ("P & F")
            (2) Harvard Yenching Institute ("Yenching")

     2(b)   Address of Principal Business Office or, if none, Residence:
            (1)  President and Fellows of Harvard College
                      c/o Harvard Management Company, Inc.
                      600 Atlantic Avenue
                      Boston, Massachusetts 02210

            (2)  Harvard Yenching Institute
                      c/o Harvard Management Company, Inc.
                      600 Atlantic Avenue
                      Boston, Massachusetts 02210

     2(c)   Citizenship:
              (1) Massachusetts
              (2) Massachusetts

     2(d)   Title of Class of Securities:
                  Common Stock

     2(e)   CUSIP Number:
                  399427103

Item 3      If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                  The entities filing are a Group in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4(a)   Amount beneficially owned:
            (1) By P & F:  600,248 shares
            (2) By Yenching:  18,452 shares

     4(b)   Percent of Class:
            (1) By P & F:  5.4%
            (2) By Yenching:  0.17%

     4(c)   Number of shares as to which such person has:

            (i)  sole power to vote or to direct the vote:
                 (1) By P & F:  600,248 shares
                 (2) By Yenching:  18,452 shares

                               Page 18 of 21 Pages

3203070.03

            (ii)  shared power to vote or to direct the vote:
                  (1) By P & F:  --- shares
                  (2) By Yenching:  --- shares

            (iii) sole power to dispose or to direct the disposition of:
                  (1) By P & F:  600,248 shares
                  (2) By Yenching:  18,452 shares


            (iv)  shared power to dispose or to direct the disposition of:
                  (1) By P & F:  --- shares
                  (2) By Yenching:  --- shares

Item 5      Ownership of Five Percent or less of a Class:
              Not Applicable

Item 6      Ownership of more than Five Percent on behalf of another person:
              Not Applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:
              Not Applicable

Item 8      Identification and Classification of Members of the Group:
              See Exhibit A attached hereto

Item 9      Notice of Dissolution of Group:
              Not Applicable

Item 10     Certification:

            By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                               Page 19 of 21 Pages

3203070.03

      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                        PRESIDENT AND FELLOWS OF HARVARD COLLEGE



                                        By:  /s/ Verne O. Sedlacek
                                           -------------------------------------
                                          Name:  Verne O. Sedlacek
                                          Title: Authorized Signatory


                                        HARVARD YENCHING INSTITUTE



                                        By:  /s/ Verne O. Sedlacek
                                           -------------------------------------
                                          Name:  Verne O. Sedlacek
                                          Title: Authorized Signatory


February   , 1994

                               Page 20 of 21 Pages

3203070.03

                                    Exhibit A
                                    ---------


               Member of Group                             Item 3 Classification
               ---------------                             ---------------------

(1)   President and Fellows of Harvard College                       EP
(2)   Harvard Yenching Institute                                     EP



                               Page 21 of 21 Pages

3203070.03